Exhibit 10.25

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Name and Position	Fiscal 2007 Base Salary ($)	Fiscal 2008 Base Salary ($)	Fiscal 2007 Bonus ($)
Peter D. Meldrum President and Chief Executive Officer	676,500	727,000	550,000
Gregory C. Critchfield, M.D. President, Myriad Genetic Laboratories, Inc.	465,000	500,000	350,000
Adrian N. Hobden, Ph.D. President, Myriad Pharmaceuticals, Inc.	465,000	500,000	300,000
Jay M. Moyes Chief Financial Officer	355,000	380,000	220,000
Mark H. Skolnick, Ph.D. (1) Chief Scientific Officer	480,600	500,000	150,000

(1)	Dr. Skolnick is compensated on an hourly basis. Base salary information reflects an annualized salary based on 2080 hours worked in a fiscal year. Actual amounts paid to Dr. Skolnick may vary significantly depending on the actual number of hours worked.